Exhibit 99

Media Contacts:
Ethan Hirsh - (816) 467-3509
Media Relations -  (816) 467-3000

Investor Contacts:
Dale Wolf - (816) 467-3536
Ellen Fairchild - (816) 467-3506




            UTILICORP ANNOUNCES RECORD THIRD QUARTER RESULTS, UP 28%; COMPANY IS ON TRACK FOR THIRD CONSECUTIVE YEAR OF 8% GROWTH

         KANSAS CITY, MO, November 4, 1999 -- UtiliCorp United (NYSE: UCU) today announced record third quarter financial results, with earnings available for common shares of $42.5 million in the 1999 period, up from $28.5 million a year earlier. Diluted earnings per share for the 1999 quarter were $.46, up 28 percent from $.36 a year earlier.

         UtiliCorp's 1999 sales through September were $14.2 billion, and for the 12 months ended September 30, 1999, sales reached a company record of $17.5 billion.
         "The depth of UtiliCorp's portfolio of energy network and merchant businesses again enabled us to achieve strong earnings growth," said Richard C. Green, Jr., chairman and chief executive officer. "Our international network investments and midstream merchant energy assets contributed strongly to our third quarter financial results. The initial results from our investment in Quanta Services, Inc. also helped increase third quarter earnings.

         "We remain confident that UtiliCorp will achieve a third consecutive year of 8 percent earnings growth in 1999," Green said.

         Earnings before interest and taxes (EBIT) for the third quarter were $114.6 million, up 34 percent from $85.6 million a year earlier, and for the first nine months of 1999 EBIT was $311.8 million, up 22 percent from normalized EBIT of $256.4 million.

         A performance summary by business group follows:

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UtiliCorp Earnings, Page 2


                                DELIVERY NETWORKS

International
-------------

         EBIT from New Zealand in the 1999 third quarter increased $21.0 million due to the additional investments made there in late 1998 and early 1999. UtiliCorp holds a 79 percent interest in UnitedNetworks, New Zealand's largest electric distribution system.

         EBIT from Australia increased $5.4 million primarily due to the acquisition of Mulitnet/Ikon gas properties in March 1999. The operational integration of the Multinet/Ikon gas businesses with the electric business of United Energy has been completed successfully.

U.S. Utilities
--------------

         The U.S. Utilities segment's EBIT declined by $9.7 million to $44.3 million in the 1999 third quarter, from $54.0 million. While weather was not a factor in this decline, the cost of purchased power went up due to higher spot market prices exacerbated by the Greenwood Unit 3 plant explosion in July, and depreciation was higher because of the continued upgrade of information technology infrastructure. The company recently settled two rate cases in West Virginia and filed rate cases in Kansas and Nebraska to add the investments in technology infrastructure to rate base.

         On September 9, 1999, UtiliCorp entered into an agreement with Allegheny Energy, Inc., under which it will sell its West Virginia Power division to Allegheny for approximately $75 million in cash. In addition to the sale of West Virginia Power's electric and natural gas distribution assets, in a separate transaction the company signed a 20-year gas supply agreement under which Aquila Energy will provide natural gas to Allegheny.

         The sale of West Virginia Power assets requires approval by the Public Service Commission of West Virginia, the Securities and Exchange Commission, the Department of Justice and the Federal Trade Commission. It is expected that all required approvals will be received and the transaction will close in 1999.

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UtiliCorp Earnings, Page 3


                                 ENERGY MERCHANT

International
-------------

         Third quarter EBIT from the United Kingdom/Europe decreased $1.6 million in 1999 due to the start-up costs associated with the expansion of Aquila's marketing business into Europe. Aquila embarked on a selective expansion of its overseas operations a few months ago, building on its established platforms in the U.S. and the United Kingdom. The company opened energy marketing offices in Spain and Norway, positioning UtiliCorp to take advantage of the opening of European energy markets to competition.

Aquila Energy (North America)
-----------------------------

         Aquila Energy's third quarter EBIT increased $3.5 million to $28.2 million in 1999 from $24.7 million in the 1998 quarter.

         EBIT from Aquila's Energy Assets segment increased $4.4 million due to a strong increase in gas throughput volumes and prices of natural gas liquids
(NGLs). Throughput volumes increased 12 percent to 559 million cubic feet per day and average NGL prices increased 61 percent to $.37 per gallon in the 1999 quarter compared to the 1998 quarter. Results in the 1998 quarter included a $3.6 million gain on the sale of an interest in an independent power project.

         Marketing and Trading EBIT was $.9 million lower in the 1999 third quarter than a year earlier primarily due to $2.7 million of moving costs associated with the relocation to Kansas City. Strong energy term and gas trading results were offset by a lower power trading performance. The lower power trading results were caused by unfavorable price volatility in 1999 compared to 1998.

                               Corporate and Other
                               -------------------

         EBIT from Corporate/Other was $3.1 million compared to a loss of $7.2 million a year earlier. Corporate/Other reflects the initial earnings from Quanta Services, Inc. (NYSE:PWR) stemming from services

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UtiliCorp Earnings, Page 4


provided to Quanta. UtiliCorp now effectively owns approximately 28 percent of Quanta.

         UtiliCorp is an international electric and gas company with about 4.5 million customers across the U.S. and in Canada, the United Kingdom, New Zealand and Australia. Based in Kansas City, Missouri, the Fortune 500 company operates regulated electric and gas utilities in eight states and one Canadian province and, through the Aquila Energy subsidiary, markets natural gas and electricity across most of North America. For 1998, Aquila was ranked the second-largest wholesale marketer of natural gas in the U.S. and the third-largest marketer of electricity. UtiliCorp's Internet home page is at www.utilicorp.com.

NOTE: This release contains forward-looking information. Such statements involve risks and uncertainties and there are certain important factors that could cause actual results to differ materially from those anticipated. Those factors include, but are not limited to, future national and regional economic and competitive conditions, inflation rates ,currency fluctuations regulatory changes, weather conditions, financial market conditions ,commodity prices, prices of natural gas, NGLs and electricity, interest rates, future business decisions, pace of third party drilling activity, outcome of pending domestic rate proceedings and other uncertainties including those set forth in the company's various filings with the SEC including those in the company's most recent Form 10-K, all of which are difficult to predict and many of which are beyond the control of the company.

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UtiliCorp Earnings, Page 5

                                               UTILICORP UNITED INC.


                                     Earnings Before Interest and Taxes (EBIT)


                                                3 Months Ended September 30,               Favorable/
In millions except per share                      1999                 1998              (Unfavorable)
-------------------------------------------------------------------------------------------------------------

International:
   Australia                                    $  10.3               $  4.9                 $ 5.4
   Canada                                           5.2                  5.1                    .1
   New Zealand                                     23.9                  2.9                  21.0
   United Kingdom/Europe                            (.4)                 1.2                  (1.6)
-------------------------------------------------------------------------------------------------------------
Total International                                39.0                 14.1                  24.9

Aquila Energy:
   Energy Assets                                   17.6                 13.2                   4.4
   Marketing and Trading                           10.6                 11.5                   (.9)
-------------------------------------------------------------------------------------------------------------
Total Aquila Energy                                28.2                 24.7                   3.5

U.S. Utilities                                     44.3                 54.0                  (9.7)

Corporate/Other                                     3.1                 (7.2)                 10.3
-------------------------------------------------------------------------------------------------------------

EBIT                                             $114.6                $85.6                 $29.0
=============================================================================================================

Diluted EPS                                       $.46                 $.36                   $.10
=============================================================================================================




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UtiliCorp Earnings, Page 6
                                               UTILICORP UNITED INC.

                                    Consolidated Condensed Statements of Income

                                     (As Reported, Prior to Normalizing Items)

                                             3 Months Ended September         9 Months Ended         12 Months Ended September
                                                        30,                    September 30,                    30,
                                            ------------------------------------------------------------------------------------
In millions except per share                    1999          1998          1999          1998          1999          1998
--------------------------------------------------------------------------------------------------------------------------------

Sales                                          $6,464.2      $3,808.6     $14,235.4      $9,269.0     $17,529.4     $12,329.1

Cost of Sales                                   6,175.1       3,560.9      13,390.2       8,557.6      16,428.6      11,371.3
--------------------------------------------------------------------------------------------------------------------------------

Gross Profit                                      289.1         247.7         845.2         711.4       1,100.8         957.8
--------------------------------------------------------------------------------------------------------------------------------

Equity in earnings of investments                  14.0          24.1          34.7         107.3          52.5         122.0

Operating expenses                                196.5         186.8         577.1         550.4         752.8         727.6

Other income (expense)                              8.0            .6           9.0          (7.7)          2.1          (7.5)
--------------------------------------------------------------------------------------------------------------------------------

EBIT                                              114.6          85.6         311.8         260.6         402.6         344.7
--------------------------------------------------------------------------------------------------------------------------------

Interest expense                                   50.6          36.8         134.2         106.4         160.4         140.7

Income taxes                                       21.5          20.3          58.4          58.9          86.1          77.7
--------------------------------------------------------------------------------------------------------------------------------

Cumulative effect of software                     --            --            --            --            --              4.8
   accounting change, net of tax
--------------------------------------------------------------------------------------------------------------------------------

Net income                                        $42.5     $    28.5        $119.2     $    95.3        $156.1    $    121.5
--------------------------------------------------------------------------------------------------------------------------------

Weighted Average Shares                            92.5          80.4          92.1          80.9          89.7          80.7
   Outstanding - Diluted

Earnings Per Share:

  Diluted EPS - As reported                         $.46           $.36        $1.30        $1.18          $1.74        $1.51
--------------------------------------------------------------------------------------------------------------------------------

  Diluted EPS - Normalized                          $.46           $.36        $1.30        $1.17          $1.74        $1.55
--------------------------------------------------------------------------------------------------------------------------------

     Note:  The 9-month and 12-month figures for 1998 contain non-recurring items which are discussed in the company's 1998 Annual Report.

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